The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated August 12, 2026

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$ Return Enhanced Notes

Linked to an Equally Weighted Basket of Exchange-Traded Funds due August 29, 2031

General

Any capitalized terms used but not defined in the following bullets have the meaning set forth under “Summary” in this pricing supplement.

￭The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

￭The Notes offer a return equal to at least 112.00% (the “Participation Rate”, to be determined on the Trade Date) times any positive performance of an equally weighted basket (the “Basket”) consisting of the shares of the State Street® Utilities Select Sector SPDR® ETF and the shares of the Invesco QQQ TrustSM, Series 1 (each, a “Basket Component” and together the “Basket Components”)

￭If the Final Basket Value is less than the Initial Basket Value, you will suffer a loss on the Notes equal to the decrease of the Basket from the Initial Basket Value to the Final Basket Value and may lose up to 100.00% of the Principal Amount

￭The Notes do not bear interest or pay any coupons prior to maturity

￭The Trade Date is expected to be August 26, 2026 and the Notes are expected to settle on August 31, 2026 and will have a term of approximately 5 years

￭Minimum investment of $1,000 and integral multiples of $1,000 in excess thereof

￭CUSIP / ISIN: 063941HE1 / US063941HE15

￭See “Summary” beginning on page P-3 herein for additional information

All payments on the Notes will be made in cash and will only be paid at maturity. Any payment on your Notes is subject to the creditworthiness of the Bank.

Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-9 herein and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your Notes at the time the terms of your Notes are set on the Trade Date is expected to be between $913.23 and $943.23 per $1,000 Principal Amount, which will be less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-12 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions(1)	Up to 3.25%	$
Proceeds to The Bank of Nova Scotia	At least 96.75%	$

(1)Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at a discount of up to $32.50 (3.25%) per Principal Amount of the Notes, or will offer the Notes directly to investors. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated [•], 2026

Scotia Capital (USA) Inc.

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes are derivative products based on the price return of the Basket Components. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in any of the Basket Components or any of the stocks or other assets held in each Basket Component’s portfolio (the “Basket Component Constituents”). By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Basket Component Constituent or any such share, unit or security and will not have any rights as a holder thereof, including without limitation, any voting rights or rights to receive any dividends or other distributions.

Our affiliate, SCUSA, may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the Notes. This range of initial estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks – Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes will be greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity – Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with SCUSA and/or other dealers participating in the offering of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.

For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.

We urge you to read the “Additional Risks” beginning on page P-9 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	063941HE1 / US063941HE15
Type of Notes:	Return Enhanced Notes
Basket; Basket Weighting and Initial Component Values:

The following table lists the Basket Components and their corresponding Bloomberg tickers, Basket weightings and Initial Component Value.

Basket Component

Bloomberg Ticker

Basket Weighting

Initial Component Value(1)

Shares of the State Street® Utilities Select Sector SPDR® ETF

XLU UP

50.00%

$[ ]

Shares of the Invesco QQQ TrustSM, Series 1

QQQ UQ

50.00%

$[ ]

(1) With respect to each Basket Component, the Closing Value for such Basket Component on the Trade Date, as determined by the Calculation Agent

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $[•] in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	August 26, 2026
Original Issue Date:

August 31, 2026

We expect that delivery of the Notes will be made against payment therefor on or about the third DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	August 26, 2031
Maturity Date:	August 29, 2031
Payment at Maturity:

￭If the Final Basket Value is greater than the Initial Basket Value, you will receive a cash payment per Note calculated as follows:

$1,000 + ($1,000 × Participation Rate × Basket Return)

￭If the Final Basket Value is equal to or less than the Initial Basket Value, you will receive a cash payment per Note, if anything, calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Initial Basket Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Value is less than the Initial Basket Value. You may lose up to 100% of the Principal Amount of your Notes.

Basket Closing Value	As calculated on the Final Valuation Date, the Basket Closing Value will be calculated as follows: 100 × [1 + (the sum of each Basket Component Return multiplied by its Basket Weighting)]
Basket Component Return	With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: Final Component Value – Initial Component Value Initial Component Value
Basket Return:	The performance of the Basket from the Initial Basket Value to the Final Basket Value, calculated as follows: Final Basket Value – Initial Basket Value Initial Basket Value
Participation Rate:	At least 112.00% (the actual Participation Rate will be set on the Trade Date)
Final Component Value:	With respect to each Basket Component, the Closing Value for such Basket Component on the Final Valuation Date, as determined by the Calculation Agent
Closing Value:

With respect to each Basket Component, as specified under “General Terms of the Notes—Determining the Value of the Reference Asset—Closing Value for a Reference Equity” in the accompanying product supplement

Initial Component Value:	With respect to each Basket Component, the Closing Value of such Basket Component on the Trade Date, as determined by the Calculation Agent and as specified in the table above
Initial Basket Value:	100.00
Final Basket Value:	The Basket Closing Value on the Final Valuation Date
Market Disruption Events and other Postponements:	The Final Valuation Date is subject to postponement, as described under “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Adjustments to the Basket Components:

Each Basket Component and the terms of the Notes, including without limitation the Initial Basket Value, Initial Component Values, Final Component Values and Final Basket Value are subject to adjustment, as described under “General Terms of the Notes—Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Adjustments to a Reference ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

The dates listed above are subject to change and will be set forth in the final pricing supplement.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

●You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of the Principal Amount of your Notes

●You believe that the Final Basket Value will be greater than the Initial Basket Value

●You are willing to accept the market risks associated with the Basket Components

●You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Basket Components and the Basket Component Constituents

●You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes

●You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of the Principal Amount of your Notes

●You believe that the Final Basket Value will be equal to or less than the Initial Basket Value

●You are unwilling to accept the market risks associated with the Basket Components

●You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or other distributions on the Basket Components or the Basket Component Constituents

●You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market

●You are unwilling to assume the credit risk of the Bank for all payments under the Notes

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the Notes.

Hypothetical Payments at Maturity on the Notes

The table and examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Basket Value will be determined on the Trade Date as set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Basket Value:	100.00
Hypothetical Participation Rate:	112.00%

Final Basket Value	Basket Return	Payment at Maturity (per Note)	Total Return on the Notes
140.00	40.00%	$1,448.00	44.80%
130.00	30.00%	$1,336.00	33.60%
120.00	20.00%	$1,224.00	22.40%
110.00	10.00%	$1,112.00	11.20%
105.00	5.00%	$1,056.00	5.60%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

Example 1: The value of the Basket increases to a Final Basket Value of 105.00.

Because the Final Basket Value is greater than the Initial Basket Value, you will receive a Payment at Maturity of $1,056.00 per Note, calculated as follows:

$1,000 + ($1,000 × Participation Rate × Basket Return)

$1,000 + ($1,000 × 112.00% × 5.00%) = $1,056.00

The total return per Note is 5.60%.

Example 2: The value of the Basket decreases to a Final Basket Value of 50.00.

Because the Final Basket Value is less than the Initial Basket Value, you will receive a Payment at Maturity of $500.00 per Note, calculated as follows:

$1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -50.00%) = $500.00

The total return per Note is -50.00%.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, underlier supplement, prospectus supplement and prospectus.

Risks Relating to Return Characteristics

No interest

The Notes will not bear interest and, accordingly, you will not receive any payments on the Notes other than the Payment at Maturity.

Your investment in the Notes may result in a substantial loss

If the Final Basket Value is less than the Initial Basket Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Basket Value is less than the Initial Basket Value. You may lose up to 100% of your investment in the Notes.

The Payment at Maturity is not linked to the value of the Basket Components at any time other than on the Final Valuation Date

The Payment at Maturity will be based on the Final Basket Value, which is determined by reference to the Closing Value of each Basket Component on the Final Valuation Date. The Final Basket Value may be less than the Initial Basket Value (and, accordingly, the return on your Notes may be negative) even if the value of the Basket at any other time during the term of the Notes is equal to or greater than the Initial Basket Value. If the value of one or more Basket Components drops on the Final Valuation Date, the return on the Notes may be significantly less than it would have been had the Payment at Maturity been based on the value of the Basket at any time prior to such drop(s).

The Notes differ from conventional debt instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

Correlation (or lack of correlation) among the Basket Components may adversely affect your return on the Notes

“Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of a Basket Component increases, the level of another Basket Component may not increase as much, or may even decline. Therefore, in calculating the Basket Closing Value on the Final Valuation Date an increase in the level of one Basket Component may be moderated, wholly offset or reversed by a lesser increase, or by a decline, in the level of another Basket Component. Further, high correlation of movements in the levels of the Basket Components could adversely affect your return on the Notes during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of, and return on, your Notes.

Holding the Notes is not the same as holding the Basket Components or the Basket Component Constituents

Holding the Notes is not the same as holding the Basket Components or the Basket Component Constituents. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components or the Basket Component Constituents would enjoy.

Risks Relating to Characteristics of the Basket and the Basket Components

The Notes are subject to market risk associated with the Basket Components

The return on the Notes is directly linked to the performance of the Basket Components and indirectly linked to the performance of the Basket Component Constituents. The value of the Basket Components can rise or fall sharply due to factors specific to the issuers of the Basket Component Constituents (each, a “Basket Component Constituent Issuer”), as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors should investigate the Basket Components and the Basket Component Constituents as if making a hypothetical direct investment in the Basket Components and the Basket Component Constituents

Investors should conduct their own diligence of the Basket Components and Basket Component Constituents as an investor would if it were making a hypothetical direct investment in the Basket Components and the Basket Component Constituents. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Basket Components or the Basket Component Constituents. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Basket Components or the Basket Component Constituents could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Basket Components or the Basket Component Constituents.

Changes affecting a Basket Component’s Target Index could have an adverse effect on the value of the Notes

Each Basket Component seeks to track the performance of a specific index as specified under “Information Regarding the Basket and the Basket Components” (each, its “Target Index”). The sponsor of a Target Index (its “Target Index Sponsor”) owns such Target Index and is responsible for its design and maintenance. The policies of a Target Index Sponsor concerning the calculation of its Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in such Target Index, could affect the level of such Target Index and, consequently, could affect the market price of shares of the Basket Component and, therefore, the amount payable on the Notes and their market value. A Target Index Sponsor may discontinue or suspend calculation or dissemination of its Target Index. Any such actions could have a material adverse effect on the value of, or return on, the Notes.

The Bank cannot control actions by a Target Index Sponsor and a Target Index Sponsor has no obligation to consider your interests

The Bank and its affiliates are not affiliated with any Target Index Sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of its Target Index. No Target Index Sponsor is involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes.

The Bank cannot control actions by the sponsor of a Basket Component and such sponsor has no obligation to consider your interests

The sponsor of a Basket Component (each a “Basket Component Sponsor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of such Basket Component Sponsor concerning the calculation of the net asset value (“NAV”) of an applicable Basket Component, additions, deletions or substitutions of securities in its Target Index and the manner in which changes affecting such Target Index are reflected in a Basket Component that could affect the market price of the shares of such Basket Component, and therefore, the amount payable on the Notes. Any amount payable on the Notes and their market value could also be affected if a Basket Component Sponsor changes these policies, for example, by changing the manner in which the Basket Component Sponsor calculates the NAV of the Basket Component or if the Basket Component Sponsor discontinues or suspends publication of the NAV of the Basket Component, in which case it may become difficult to determine the market value of your Notes. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect any return on the Notes.

There are risks associated with exchange-traded funds

Although the shares of the Basket Components are listed for trading on a national securities exchange and a number of similar products have been traded on a national securities exchange or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket Components or that there will be liquidity in the trading market. In addition:

Management Risk: The Basket Components are subject to management risk, which is the risk that the Basket Component Sponsors’ investment strategies, the implementation of which is subject to a number of constraints, may not produce the intended results. The Basket Components are also not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Basket Component Sponsors invest in securities included in their Target Indices regardless of their investment merits. The Basket Component Sponsors do not attempt to take defensive positions in declining markets. Accordingly, the performance of the Basket Components could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Custody and Liquidity Risk: Under continuous listing standards adopted by the exchange on which shares of the Basket Components trade, the Basket Components will be required to confirm on an ongoing basis that the components of their Target Indices satisfy the applicable listing requirements. In the event that a Target Index does not comply with the applicable listing requirements, the Basket Component would be required to rectify such non-compliance by requesting that the Target

Index Sponsor modify such Target Index, adopting a new target index or obtain relief from the SEC. There can be no assurance that the Target Index Sponsor would so modify the Target Index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the Basket Component being delisted from the exchange on which its shares trade.

Tracking and Underperformance Risk: In addition to the risk that a Basket Component may not track the Target Index due to management risk as discussed above, the performance of a Basket Component will reflect additional transaction costs and fees that are not included in the calculation of the Target Index. Also, corporate actions with respect to the equity securities held in a Basket Component portfolio (such as mergers and spin-offs) may impact the performance differential between the Basket Component and the Target Index. Finally, because the shares of Basket Components are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of a Basket Component may differ from the net asset value per share of a Basket Component.

For all of the foregoing reasons, the performance of a Basket Component may not correlate with the performance of the Target Index. Consequently, the return on the Notes will not be the same as investing directly in the Basket Component or in the Target Index or in the Basket Component Constituents and will not be the same as investing in a debt security with payments linked to the performance of the Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

The Notes are subject to risks associated with the utilities sector

The Target Index of the State Street® Utilities Select Sector SPDR® ETF is an index of stocks of companies representing the utilities sector of the S&P 500® Index as described under “Information Regarding the Basket and the Basket Components” herein and, accordingly, will be more affected by the performance of the utilities sector than an ETF that is more diversified. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities, and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company's earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company's equipment unusable or obsolete and negatively impact profitability.

Past performance of the Basket Components should not be taken as an indication of the future performance of the Basket Components

The values of the Basket Components have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of the Basket Components is not an indication of future performance. The performance of the Basket Components over the term of the Notes may bear no relation or resemblance to their historical performance, either individually or in relation to each other.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes are set on the Trade Date) will be lower than the Original Issue Price of the Notes

The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes will exceed the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.

Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes

SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and/or other dealers participating in the offering of the Notes, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Basket Components over the full term of the Notes, (ii) volatility of the Basket Components and the market’s perception of future volatility of the Basket Components, (iii) the correlation among the Basket Components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the Basket Components and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of the Basket Components or the value of, and return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing shares of the Basket Components, futures and/or other instruments linked to the Basket Components or the Basket Component Constituents. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Basket Components or the Basket Component Constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the price of the Basket Components or the Basket Component Constituents. Any of these hedging activities may adversely affect the value of the Basket Components and, therefore, the market value of, and return on, the Notes.

The Bank, SCUSA and/or our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the Basket Component Sponsors and/or the Basket Component Constituent Issuers and the market activities by the Bank, SCUSA and/or our other affiliates for our own account or for our clients could negatively impact investors in the Notes

We, SCUSA and/or our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Basket Components, the Basket Component Constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the Basket Components and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the Basket Component Sponsors and/or the Basket Component Constituent Issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the Basket Components and the market for your Notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Basket Components, the Basket Component Constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA and/or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, SCUSA and/or our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Basket Components, the Basket Component Constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, SCUSA and/or our other affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Calculation Agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Notes

For antidilution and certain other events affecting the Basket Components, the Calculation Agent may make adjustments to the Initial Component Value, Closing Value and/or Final Component Value, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect the Basket Components. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of, and any payment on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and any amounts payable on, the Notes.

Following a de-listing, liquidation or termination relating to a Basket Component, the payment at maturity may be based on a share of another exchange-traded fund or calculated by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the applicable Basket Component. For more information, see the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Information Regarding The Basket and the Basket Components

All disclosures contained in this document regarding the Basket and Basket Components is derived from publicly available information. We have not conducted any independent review or due diligence of any publicly available information with respect to the Basket and Basket Components. You should make your own investigation into the Basket and Basket Components.

Included on the following pages is a brief description of the Basket and Basket Components. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the Basket Components and a hypothetical Basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification.

The historical performance of a Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the performance of any Basket Component over the term of the Notes. We cannot give you assurance that the performance of any of the Basket Components will result in any positive return on your investment in the Notes. Past performance of a Basket Component is not indicative of its future performance.

Each Basket Component is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each Basket Component issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by each Basket Component Sponsor can be located by reference to its SEC file number provided below.

The Basket

Because the Basket is a newly created basket and its level will first begin to be calculated on the Trade Date, there is no actual historical information about the Basket Closing Values as of the date hereof. Therefore, the hypothetical Basket Closing Values of the Basket below are calculated based on publicly available information for each Basket Component as reported by Bloomberg without independent verification. We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical Basket Closing Value has fluctuated in the past and may, in the future, experience significant fluctuations. The actual Initial Basket Value will be set to 100.00 on the Trade Date. Any hypothetical historical upward or downward trend in the Basket Closing Value during any period shown below is not an indication that the Basket is more or less likely to increase or decrease at any time during the term of the Notes.

Hypothetical Historical Basket Closing Value

The graph below illustrates the hypothetical performance of the Basket from January 1, 2021 through August 11, 2026, based on the daily closing levels of the Basket Components, assuming the Basket Closing Value was 100.00 on January 1, 2021. Past hypothetical performance of the Basket is not indicative of the future performance of the Basket.

Basket Closing Value

State Street® Utilities Select Sector SPDR® ETF

We have derived all information contained herein regarding the State Street® Utilities Select Sector SPDR® ETF (the “XLU Fund”) and its Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, SSGA Funds Management, Inc. (the “Basket Component Sponsor”) and S&P Dow Jones Indices LLC (the “Target Index Sponsor”).

The XLU Fund seeks investment results that correspond generally to the price and yield performance, before expenses, of the Utilities Select Sector Index (its Target Index) which, in turn, tracks the performance of all components of the S&P 500® Index in the utilities sector. The XLU Fund trades on the NYSE Arca under the ticker symbol “XLU”. Please see “Exchange-Traded Funds — The Select Sector SPDR® Funds” in the accompanying underlier supplement for additional information regarding the XLU Fund and the Basket Component Sponsor. Additional information regarding the XLU Fund, including its portfolio holdings, may be available on the website for the XLU Fund.

Historical Information

We obtained the information regarding the historical performance of the Basket Component in the graph below from Bloomberg. The graph below illustrates the performance of the Basket Component from January 1, 2021 through August 11, 2026.

Historical Performance of the Shares of the State Street® Utilities Select Sector SPDR® ETF

Invesco QQQ TrustSM, Series 1

We have derived all information contained herein regarding the Invesco QQQ TrustSM, Series 1 (the “QQQ Trust”) and its Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, Invesco Capital Management LLC (the “Basket Component Sponsor”) and Nasdaq, Inc. (the “Target Index Sponsor”).

The QQQ Trust seeks investment results that correspond generally to the price and yield performance, before expenses, of 100 of the largest domestic and international non-financial stocks listed on the Nasdaq Stock Market, based on market capitalization, as measured by the Nasdaq-100® Index. The QQQ Trust trades on the NYSE Arca under the ticker symbol “QQQ”. Please see “Exchange-Traded Funds — Invesco QQQ TrustSM, Series 1” and “Indices — The Nasdaq-100® Index” in the accompanying underlier supplement for additional information. Additional information regarding the QQQ Trust, including its portfolio holdings, may be available on the website for the QQQ Trust.

Historical Information

We obtained the information regarding the historical performance of the Basket Component in the graph below from Bloomberg. The graph below illustrates the performance of the Basket Component from January 1, 2021 through August 11, 2026.

Historical Performance of the Shares of the Invesco QQQ TrustSM, Series 1

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Basket. If your Notes are so treated, subject to the discussion below regarding “constructive ownership transactions”, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Section 1260. Because each issuer of each Basket Component would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any Basket Component would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the Basket Components, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket, the Basket Components or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket, the Basket Components or the Notes. If you enter, or have entered, into other transactions in respect of the Basket, the Basket Components or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, will purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at a discount equal to the discount per Principal Amount of the Notes indicated on the cover hereof, or will offer the Notes directly to investors. The Notes will be offered to the public at the price to public specified on the cover hereof. We or one of our affiliates will also pay a fee to iCapital Markets LLC, an unaffiliated broker-dealer, for services it is providing in connection with this offering.

SCUSA and our other affiliates may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.